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                                   EXHIBIT 11

                             BEAZER HOMES USA, INC.

                 STATEMENT RECOMPUTATION OF PER SHARE EARNINGS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                 YEAR ENDED SEPTEMBER 30,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Basic:
  Earnings--
      Net income............................................  $36,934    $23,201    $11,189
      Less: Dividends and other payments to preferred
        stockholders........................................    3,343      4,000      4,000
                                                              -------    -------    -------
      Net income applicable to common shareholders..........  $33,591    $19,201    $ 7,189
                                                              =======    =======    =======
  Shares--
      Weighted average number of common shares
        outstanding.........................................    7,320      5,864      6,088
  Basic net income per share................................  $  4.59    $  3.27    $  1.18
                                                              =======    =======    =======
Diluted:
  Earnings
      Net income applicable to common stockholders..........  $33,591    $19,201    $ 7,189
      Plus: Dividends and other payments to preferred
        stockholders........................................  $ 3,343    $ 4,000        n/a
                                                              -------    -------    -------
      Adjusted net income applicable to common
        shareholders........................................  $36,934    $23,201    $ 7,189
                                                              =======    =======    =======
  Shares
      Weighted average number of common shares
        outstanding.........................................    7,320      5,864      6,088
      Effect of dilutive securities:
        Assumed conversion of preferred shares..............    1,232      2,625        n/a
        Restricted stock....................................      254        163        142
        Options to acquire common stock.....................       89         79         44
                                                              -------    -------    -------
      Diluted weighted average number of common shares
        outstanding.........................................    8,895      8,731      6,274
                                                              -------    -------    -------
 Diluted earnings per share.................................  $  4.15    $  2.66    $  1.15
                                                              =======    =======    =======
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